EXHIBIT 1.01

Micron Technology, Inc.
Conflict Minerals Report
Calendar Year 2014

We prepared this Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”).1 This CMR covers the 2014 calendar year reporting period and is filed as an exhibit to our Form SD.2 This CMR includes a description of the measures we have taken to exercise due diligence on the source and chain of custody of conflict minerals (specifically gold, and the derivatives tin, tantalum, and tungsten (collectively “3TG metals”)) necessary to manufacture our products in 2014.

In 2014 we increased our conflict mineral program resources and improved our internal conflict minerals data management system. These measures helped us to further improve our conflict mineral outreach and to better track and communicate our progress toward a conflict-free supply chain for our products.3 Of the 257 smelters reported in our 2014 supply chain, 122 were validated as conflict-free while another 55 were actively participating in a conflict-free auditing program.4 This represents a 65% increase in the number of conflict-free validated smelters reported in 2014 over 2013.

In 2015, we are continuing to take active measures to encourage 3TG metals smelters in our product supply chain to become conflict-free validated. These measures include direct outreach to suppliers and smelters.5 Smelters that refuse to participate in conflict-free auditing programs following reasonable engagement efforts will be targeted for removal from our supply chain.

As a Conflict-Free Sourcing Initiative (“CFSI”) founding member (member ID MICR), we continue to support the CFSI and its conflict-free third-party auditing program, the Conflict-Free Sourcing Program (“CFSP”), as part of our commitment to drive ethical sourcing of 3TG metals throughout the supply chain.

__________________________

1 In this CMR, unless otherwise indicated or the context otherwise requires “we,” “us,” “our,” “Micron” and the “Company” refers to Micron Technology, Inc. and its subsidiaries.
2 Unless otherwise noted, any designation of years refers to calendar years.
3 The term “conflict-free” herein means the relevant smelters are verified as compliant with the Conflict-Free Sourcing Initiative’s (CFSI) Conflict-Free Smelter Program (“CFSP”) or an equivalent third-party auditing program.
4 The term “smelters” herein refers to both smelters and refiners of 3TG metals.
5 The term suppliers, herein refers to suppliers and contract manufacturers that are likely to provide us with products containing 3TG metals that are necessary to the function or manufacture of our products.

1.	Our Conflict Mineral Due Diligence Program Design

We have designed our conflict mineral due diligence program in conformance with the principles of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas (Second Edition) and the supplements thereto (“OECD Guidance”) as applied to downstream companies.

2.	Our Conflict Mineral Due Diligence for 2014 Products

2.1	Our Management System
In 2014 we maintained a Conflict Minerals Policy and communicated this policy to our suppliers and the public via the conflict minerals portion of our company website. Our cross-disciplinary Conflict Mineral Team met to review our conflict mineral program implementation. Executives from our Procurement, Supply Chain, Quality, Finance, Sales and Legal departments also reviewed our program progress. Our Supplier Quality Requirements Document set forth our supplier expectations with respect to 3TG metals. We continued to incorporate these requirements into the terms and conditions of our supplier agreements. We also maintained internal and third-party access to our ethics and compliance hotline, which can be used to report issues relating to conflict minerals. Our program included a five-year record retention policy for our conflict minerals documents.

2.2	Our Risk Assessment
We sent our 2014 suppliers letters requesting that they complete the CFSI CMRT. We reviewed the CMRT responses and determined whether the disclosed smelters were recognized by CFSI as processors of 3TG metals, and if so, whether they had been validated as compliant or listed as active with the CFSP.

2.3	Our Risk Management
We are members of several CFSI working committees, including the CFSI Smelter Engagement Team, which was tasked with identifying and influencing key smelters in the supply chains of CFSI members to join the CFSP. Additionally, we worked with a smelter who we identified as key to our supply chain to encourage their participation in the CFSP. They subsequently joined the CFSP.

2.4	Smelter/Refiner Auditing
As we do not source 3TG Metals directly from smelters, we rely on third-party auditing programs, like the CFSP, to coordinate audits of smelters in our supply chain.

2.5	Reporting
We report our annual due diligence results to the SEC and make the report available on our company website.

3.	Our Product Descriptions

Overview

We offer a broad portfolio of DRAM, NAND, and NOR semiconductor memory products. We conducted due diligence, as described in this CMR, to try to determine the source and chain of custody of the necessary 3TG metals contained in these products. We were unable to determine the country of origin of some of the 3TG metals in our 2014 products and/or whether our 2014 products contain 3TG metals that may have directly or indirectly financed or benefited armed groups in the Democratic Republic of the Congo or an adjoining country.

Description of Products

In 2014, we manufactured or contracted to manufacture the following products containing necessary 3TG metals:

•	Dynamic Random Access Memory ("DRAM")
DRAM products are high-density, low-cost-per-bit, random access memory devices that provide high-speed data storage and retrieval. DRAM products are used in computers, servers, tablets, mobile phones, communication equipment, computer peripherals, industrial, automotive and other electronic devices. We offer DRAM products with a variety of performance, pricing and other characteristics including high-volume DDR4, DDR3 and DDR2 products as well as specialty DRAM memory products including Mobile Low Power DRAM, DDR, SDRAM, Reduced Latency DRAM and Pseudo-static DRAM.

•	NAND Flash Memory
NAND Flash products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off. NAND Flash is ideal for mass-storage devices due to its fast erase and write times, high density and low cost per bit relative to other solid-state memories. Embedded NAND Flash-based storage devices are utilized in mobile phones, solid-state drives, tablets, computers, industrial and automotive applications, MP3/4 players and other personal and consumer applications. Removable storage devices, such as USB and Flash memory cards, are used with applications such as PCs, digital still cameras, MP3/4 players and mobile phones.

•	NOR Flash Memory
NOR Flash products are electrically re-writeable, non-volatile semiconductor memory devices that retain content when power is turned off, offer fast read times due to random access capability and have execute-in-place capability that enables processors to read NOR Flash without first accessing RAM. These capabilities make NOR ideal for storing program code in wireless and embedded applications.

Reported Smelters Used to Process 3TG Metals

We identified 257 smelters that are recognized by CFSI to be processors of 3TG metals and that were reported by our suppliers as potentially in our supply chain. Of these, 122 were listed by CFSI as conflict-free under the CFSP. Another 55 were committed to pursuing audits as reflected by their CFSP participation or membership with the Tungsten Industry-Conflict Minerals Council (“TI-CMC”). Many of our suppliers reported smelter information at the company level rather than limiting their response to smelters affiliated with products sold to Micron. As a result, some smelters reported may not be affiliated with our products. We were unable to determine the origin of 3TG metals processed by the 135 smelters that had not undergone a third-party audit as of December 31, 2014. We were further unable to determine whether any of the 3TG metals affiliated with these smelters may have directly or indirectly financed or benefited armed groups in the Covered Countries. These 135 smelters are listed in Appendix A.
Aggregated Countries of Origin of 3TG Metals

Our due diligence efforts did not result in sufficient information to conclusively determine the countries of origin of 3TG metals in our products. Appendix B sets forth a list of countries of origin of 3TG metals that may be in our products based on information provided to us by CFSI, which was available to us on an aggregated basis only for CFSP conflict-free smelters.

Efforts to Determine the Mine or Location of Origin

CFSI has an established audit protocol to assess whether smelters of 3TG metals employed policies, practices and procedures to source conflict-free minerals. CFSI, through the CFSP, collects and provides access for its members to certain information regarding the origin of minerals processed at CFSP conflict-free smelters.
We required our suppliers to complete the CMRT, which requested information regarding the mine or location of origin of necessary conflict minerals processed by the smelters our suppliers identified as potentially associated with our 3TG metals supply chain. We reviewed the supplier responses as well as information available through the CFSI on the mine or location of origin of 3TG metals processed by these smelters collectively. Because we were unable to confirm the supplier data, our list of the countries of origin in Appendix B reflects the aggregated list of countries provided by CFSI for CFSP conflict-free smelters.

4.     2015 Due Diligence Measures

For 2015, we have dedicated increased budget for smelter engagement to encourage smelters in our supply chain to join the CFSP audit program. As of the date of this filing, we have engaged three smelters in face-to-face meetings to help facilitate their conflict-free validation. Additionally, we have bolstered our supplier engagement, directing suppliers that they must encourage smelters in their supply chain that are not yet part of a smelter validation program to participate in a program such as the CFSP. Finally, we have directed suppliers reporting smelters that have resisted repeated CFSI engagement efforts to move away from such smelters by a defined date.

*****
This Conflict Minerals Report contains forward looking statements related to our conflict minerals diligence programs for 2015. We wish to caution you that such statements are predictions and that actual events or results may differ materially.  We refer you to the documents the Company files on a consolidated basis from time to time with Securities and Exchange Commission, specifically the Company’s most recent Form 10-K and Form 10-Q.  These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our projections or forward-looking statements.  These certain factors can be found at http://investors.micron.com/riskFactors.cfm.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of the presentation to conform these statements to actual results.

Appendix A

Reported 3TG Smelters List

This table provides the names of the smelters reported by our suppliers that are also recognized by CFSI to be processors of 3TG metals, but that have not been listed by CFSI as compliant with the CFSP or an equivalent smelter auditing program as of December 31, 2014. The smelter names appear as they are listed on the CFSI Smelter or Refiner Information Exchange. We cannot confirm that any or all smelters in this table processed the necessary 3TG metals contained in our products, as many of our in scope suppliers identified all smelters in their total supply chain rather than just those smelters affiliated with products sold to us.

Smelters noted with an asterisk (*) in this table were listed by CFSI as active with the CFSP or an equivalent smelter auditing program as of December 22, 2014. Given the ongoing work within the CFSP to perform audits of participating smelters, and the efforts of many smelters to successfully complete the auditing process, it is likely that a number of these smelters have since become validated as conflict free. Up to date information on the validation status of smelters participating in the CFSP is available at http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/.

Metal	Smelter Name
Gold	Advanced Chemical Company
Gold	Aida Chemical Industries Co. Ltd. *
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	Asaka Riken Co Ltd *
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Bauer Walser AG
Gold	C. Hafner GmbH + Co. KG *
Gold	Caridad
Gold	Cendres + Métaux SA *
Gold	Chugai Mining
Gold	Colt Refining
Gold	Daejin Indus Co. Ltd
Gold	Daye Non-Ferrous Metals Mining Ltd.
Gold	Do Sung Corporation
Gold	Doduco
Gold	FSE Novosibirsk Refinery
Gold	Gansu Seemine Material Hi-Tech Co Ltd
Gold	Guangdong Jinding Gold Limited
Gold	Guangzhou Jin Ding
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	Hunan Chenzhou Mining Group Co., Ltd.
Gold	Hwasung CJ Co. Ltd

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Jiangxi Copper Company Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralelectromed
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd
Gold	Moscow Special Alloys Processing Plant
Gold	Navoi Mining and Metallurgical Combinat
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	Penglai Penggang Gold Industry Co Ltd
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	Sabin Metal Corp. *
Gold	Samduck Precious Metals
Gold	Samwon Metals Corp.
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd *
Gold	Sichuan Tianze Precious Metals Co., Ltd *
Gold	So Accurate Group, Inc.
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tongling nonferrous Metals Group Co.,Ltd
Gold	Torecom
Gold	Yamamato Precious Metal Co., Ltd *
Gold	Yokohama Metal Co Ltd *
Gold	Yunnan Copper Industry Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tantalum	King-Tan Tantalum Industry Ltd
Tantalum	Shanghai Jiangxi Metals Co. Ltd
Tin	China Tin Group Co., Ltd *
Tin	CNMC (Guangxi) PGMA Co. Ltd
Tin	Cooper Santa *
Tin	CV Gita Pesona
Tin	CV Makmur Jaya
Tin	CV Serumpun Sebalai *
Tin	EM Vinto *
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals *

Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Ketai Advanced Material Co., Ltd. *
Tin	Linwu Xianggui Smelter Co
Tin	Melt Metais e Ligas S/A *
Tin	Metallo Chimique *
Tin	Nankang Nanshan Tin Manufactory Co., Ltd
Tin	Novosibirsk Integrated Tin Works
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	O.M. Manufacturing Philippines, Inc.
Tin	PT Alam Lestari Kencana
Tin	PT Aries Kencana Sejahtera *
Tin	PT Artha Cipta Langgeng *
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin *
Tin	PT Bangka Putra Karya *
Tin	PT Bangka Timah Utama Sejahtera *
Tin	PT Belitung Industri Sejahtera *
Tin	PT BilliTin Makmur Lestari
Tin	PT Eunindo Usaha Mandiri *
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Inti Stania Prima
Tin	PT Justindo
Tin	PT Karimun Mining *
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima *
Tin	PT Panca Mega Persada *
Tin	PT Pelat Timah Nusantara Tbk *
Tin	PT Prima Timah Utama
Tin	PT Sariwiguna Binasentosa *
Tin	PT Seirama Tin investment
Tin	PT Sumber Jaya Indah
Tin	PT Supra Sukses Trinusa
Tin	PT Tinindo Inter Nusa *
Tin	PT Tommy Utama
Tin	PT Wahana Perkit Jaya
Tin	PT Yinchendo Mining Industry
Tin	Rui Da Hung *
Tin	Soft Metais, Ltda. *
Tin	The Gejiu cloud new colored electrolytic
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd. *

Tungsten	A.L.M.T. Corp.
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd. *
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Dayu Weiliang Tungsten Co., Ltd. *
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd. *
Tungsten	Guangdong Xianglu Tungsten Co., Ltd. *
Tungsten	H.C. Starck GmbH *
Tungsten	H.C. Starck Smelting GmbH & Co.KG *
Tungsten	Hunan Chenzhou Mining Group Co., Ltd. *
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd. *
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten	Jiangxi Richsea New Materials Co., Ltd. *
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. *
Tungsten	Jiangxi Xianggan No-Ferrous Metals Co, *
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd. *
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd. *
Tungsten	Kennametal Fallon *
Tungsten	Kennametal Huntsville *
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC *
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd. *
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd *
Tungsten	Wolfram Bergbau und Hütten AG *
Tungsten	Wolfram Company CJSC *
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd. *

* Smelter or refiner was on the CFSP Active List or a TI-CMC Member as of 12/22/14

Appendix B

Aggregated Counties of Origin List

This table provides information available from CFSI on countries of origin for smelters that have been validated as compliant with the CFSP. Due to confidential business information concerns, CFSI provides this country of origin information on an aggregated basis. This table reflects information available from CFSI as of December 31, 2014.

Angola	Guyana	Republic of Congo
Argentina	Hong Kong	Republic of Korea
Australia	Hungary	Russian Federation
Austria	India	Rwanda
Belgium	Indonesia	Sierra Leone
Bolivia	Ireland	Singapore
Brazil	Israel	Slovakia
Burundi	Japan	South Africa
Canada	Kazakhstan	South Sudan
Central African Republic	Kenya	Spain
Chile	Lao People's Democratic Republic	Suriname
China	Luxembourg	Switzerland
Colombia	Madagascar	Taiwan
Cote D'Ivoire	Malaysia	Thailand
Czech Republic	Mongolia	The Democratic Republic of Congo
Djibouti	Mozambique	Uganda
Egypt	Myanmar	United Kingdom of Great Britain and Northern Ireland
England	Netherlands	United Republic of Tanzania
Estonia	Nigeria	United States of America
Ethiopia	Peru	Vietnam
France	Plurinational State of Bolivia	Zambia
Germany	Portugal	Zimbabwe